Exhibit 23

                                    INDEPENDENT AUDITOR'S CONSENT

 The Board of Directors
R&B, Inc.:

 We consent to the incorporation by reference in the registration statements (No. 33-52946 and 33-56492) on Form S-8 of R&B, Inc. of our report dated February 13, 2003, with respect to the consolidated balance sheet of R&B, Inc. as of December 28, 2002 and the related consolidated statements of operations, stockholders' equity, cash flows, for the year then ended, and the related financial statement schedule, which report appears in the December 28, 2002, annual report on Form 10-K of R&B, Inc.

 Our report refers to our audit of the disclosures added to revise the fiscal 2001 and fiscal 2000 consolidated financial statements, as more fully described in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the fiscal 2001 and fiscal 2000 consolidated financial statements other than with respect to such disclosures.

Philadelphia, Pennsylvania
March 17, 2003